Exhibit 3.01

STATEMENT TO AMEND AND RESTATE

ARTICLES OF INCORPORATION OF

BIRD ACQUISITION CORP.

UNDER SECTION 93 OF THE BUSINESS CORPORATIONS ACT

The undersigned, Eleftherios Papatrifon, Treasurer of Bird Acquisition Corp. (the “Corporation”), a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending and restating the Articles of Incorporation of the Corporation pursuant to Section 93 of the Marshall Islands Business Corporations Act, hereby certifies that:

1.                                       The name of the Corporation is: BIRD ACQUISITION CORP.

2.                                       The Articles of Incorporation of the Corporation were filed with the Registrar of Corporations as of the 7th day of January, 2008.

3.                                       These Amended and Restated Articles of Incorporation amend and restate and integrate the Articles of Incorporation of the Corporation.

4.                                       The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as follows:

A.                                   The name of the Corporation shall be:

BIRD ACQUISITION CORP.

B.                                     Purpose:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act and, without in any way limiting the generality of the foregoing, the corporation shall have the power:

(1)                                  To purchase or otherwise acquire, own, use, operate, pledge, hypothecate, mortgage, lease, charter, sub-charter, sell, build, and repair steamships, motorships, tankers, vessels, sailing vessels, tugs, lighters, barges, and all other vessels and craft of any and all motive power whatsoever, including aircraft, landcraft, and any and all means of conveyance and transportation by land, water or air, together with engines, boilers, machinery equipment and appurtenances of all kinds, including masts, sails, boats, anchors, cables, tackle, furniture and all other necessities thereunto appertaining and belonging, together with all materials, articles, tools, equipment and appliances necessary, suitable or convenient for the construction, equipment, use and operation thereof; and to equip, furnish, and outfit such vessels and ships.

(2)                                  To engage in ocean, coastwise and inland commerce, and generally in the carriage of freight, goods, cargo in bulk, passengers, mail and personal effects by water between the various ports of the world and to engage generally in waterborne commerce.

(3)                                  To purchase or otherwise acquire, own, use, operate, lease, build, repair, sell or in any manner dispose of docks, piers, quays, wharves, dry docks, warehouses and storage facilities of all kinds, and any property, real, personal, and mixed, in connection therewith.

(4)                                  To act as ship’s husband, shipbrokers, customhouse brokers, ship’s agents, manager of shipping property, freight contractors, forwarding agents, warehousemen, wharfingers, ship chandlers, and general traders.

C.                                     Registered Address:  The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.  The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

D.                                    Authorized Capital Stock:  The aggregate number of shares of stock that the Corporation is authorized to issue is One Hundred (100) registered and/or bearer shares with a par value of US$ 0.01 per share.

(1)                                  The Corporation shall mail notices and information to holders of bearer shares to the address provided to the Corporation by the shareholder for that purpose.

(2)                                  The holder of a stock certificate issued to bearer may cause such certificate to be exchanged for another certificate in his name for a like number of shares, and the holder of shares issued in the name of the owner may cause his certificate to be exchanged for another certificate to bearer for a like number of shares.

E.                                      Corporate Power:  The Corporation shall have every power which a corporation now or hereafter organized under the Marshall Islands Business Corporations Act may have.

F.                                      Indemnification and Limitation of Director Liability:

(1)                                  Indemnification.  The Corporation shall indemnify and hold harmless its directors and officers, and persons serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, another “Enterprise”), where such person is made party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or serving as a director, officer, employee, trustee or agent of another Enterprise at the request of the Corporation, in each case to the fullest extent permitted under the Marshall Islands Business Corporations Act as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

(2)                                  Limitation of Director Liability.  To the fullest extent permitted by the Marshall Islands Business Corporations Act as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(3)                                  Amendments.  If the Marshall Islands Business Corporations Act is amended after the date of the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the Marshall Islands Business Corporations Act, as so amended from time to time. No repeal or modification of this Section F by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Section F at the time of such repeal or modification.

G.                                     Amendment of Bylaws:  The Board of Directors as well as the shareholders of the Corporation shall have the authority to adopt, amend or repeal the bylaws of the Corporation.

H.                                    Corporate Existence:  Corporate existence shall begin upon filing these Articles of Incorporation with the Registrar of Corporations as of the filing date stated on these Articles.

5.                                       These Amended and Restated Articles of Incorporation were duly adopted in accordance with Section 93 of the Marshall Islands Business Corporations Act.  These Amended and Restated Articles of Incorporation were duly authorized by written consent of the Board of Directors and the shareholders of the Corporation.

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IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on this 9th day of April, 2008.

BIRD ACQUISITION CORP.

By:	/s/ Eleftherios Papatrifon
	Name:	Eleftherios Papatrifon
	Title:	Treasurer